 Exhibit 99.1

Annovis Bio Announces Positive Phase 2 Efficacy Data for the Treatment of Parkinson’s Disease

Data Shows Statistically Significant Improvements in Speed and Motor Function in PD Patients

Annovis Bio to Request Meeting with FDA on Next Steps in Clinical Development

Investor Conference Call to be Hosted Tuesday, October 5th, 2021, at 9:00 am ET

BERWYN, PA., October 5, 2021 -- Annovis Bio, Inc. (NYSE American: ANVS) ("Annovis" or the "Company"), a clinical-stage drug platform company addressing Alzheimer's disease (AD), Parkinson's disease (PD) and other neurodegenerative diseases, today announced results from the completed dose response Phase 2 clinical trial of ANVS401 in 54 PD patients, which found that once-daily ANVS401 was superior to placebo in improving motor function.

The second part of the study expanded on the original 14 AD and 14 PD patients by recruiting an additional 40 PD patients for a total of 54 PD patients, who were treated with either 0mg, 5mg, 10mg, 20mg, 40mg or 80mg of ANVS401 once daily. Safety and two psychometric assessments - the coding test of the Wechsler Adult Intelligence Scale (WAIS) and the MDS-Unified Parkinson’s Disease Rating Scale (MDS-UPDRS) - were conducted at day 0 and day 25, comparing ANVS401-dosed PD patients with those dosed with placebo. ANVS401 has been found to be well-tolerated and safe with no adverse effects related to treatment observed.

When compared to the placebo group, statistically significant improvements in WAIS coding scores were observed in PD patients taking ANVS401 5mg, 20mg and 80mg once daily, highlighting increased motor-dexterity, as well as speed and accuracy compared to placebo (Figure 1). Further, PD patients taking ANVS401 5mg, 20mg and 80mg also achieved statistically significant improvements from baseline in the same test (Figure 1). PD patients treated with ANVS401 10mg and 20mg once daily showed statistically significant improvements in the UPDRS 2, 3, 4, and in total MDS-UPDRS test compared to baseline (Figure 2).

Figure 1 – WAIS Coding Test Results for 54 PD Patients – Statistical significance from baseline is signified by an asterisk on the top of a dose bar; statistical significance from placebo is signified by an asterisk on a line from the placebo to a dose bar. Single asterisks represent p<0.05, while two asterisks represent p<0.01.

UPDRS % Total Score
Improvement
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-2.00%
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-8.00%
-10.00%
-12.00%
-14.00%
-16.00%
-18.00%
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*
Placebo
5mg
10mg
20mg
40mg
80mg

Figure 2 – MDS-UPDRS Total Results for 54 PD Patients – Patients dosed with 10mg and 20mg showed marked improvement when compared to baseline for motor control and function. Statistical significance from baseline is signified by an asterisk on the bottom of a dose bar. Single asterisks represent p<0.05.

This dosing study shows that ANVS401 is efficacious across the tested dose range when measured by WAIS coding and shows better efficacy around 10 to 20mg once per day when measured by MDS-UPDRS. This dose range provides guidance as to what doses to use in the upcoming phase 3 studies in AD and PD patients.

“We are thrilled by these improvements in motor function of PD patients. Through examination of this dose-response, we can determine an optimal safe and efficacious dose as we move forward towards initiation of Phase 3 clinical trials with much larger patient populations and longer timelines. These positive efficacy results, which expand on our previous data from AD and PD patients, add clarity to the benefits that ANVS401 may offer to patients suffering from these chronic neurodegenerative diseases,” said Founder, President and CEO of Annovis, Maria L. Maccecchini, Ph.D. “We are still analyzing certain biomarker data from the 54 PD patients and will share the results when they are available. We will be asking the FDA for a meeting to receive guidance on next steps in clinical development in light of the AD/PD Phase 2 clinical results.”

Annovis Bio will host an investor conference call today, October 5th, 2021, at 9:00 am ET. Interested parties can participate through the following link: https://russopr.zoom.us/j/87423723968

About WAIS and MDS-UPDRS Psychometric Assessments

The WAIS coding subtest measures visual-motor dexterity, associative nonverbal learning, and nonverbal short-term memory. It also measures fine-motor dexterity, speed, accuracy, and ability to manipulate a pencil and perceptual organization.

The MDS-UPDRS evaluates several motor and non-motor experiences specific to the progression of Parkinson’s disease, including cognitive impairment, general mental state, facial expression, tremors, and other key features. The UPDRS is the current standard for clinical examination of patients diagnosed with PD.

About Annovis Bio, Inc.

Headquartered in Berwyn, Pennsylvania, Annovis Bio, Inc. (Annovis) is a clinical-stage, drug platform company addressing neurodegeneration, such as Alzheimer's disease (AD), Parkinson's disease (PD) and Alzheimer's in Down Syndrome (AD-DS). We believe that we are the only company developing a drug for AD, PD and AD-DS that inhibits more than one neurotoxic protein and, thereby, improves the information highway of the nerve cell, known as axonal transport. When this information flow is impaired, the nerve cell gets sick and dies. We have two ongoing Phase 2 studies: one in AD patients and one in both AD and PD patients. In the AD/ PD study our drug improves memory loss and dementia associated with AD, as well as body and brain function in PD.

For more information on Annovis Bio, please visit the company's website: www.annovisbio.com

Forward-Looking Statements

Statements in this press release contain "forward-looking statements" that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified using words such as "anticipate," "expect," "believe," "will," "may," "should," "estimate," "project," "outlook," "forecast" or other similar words, and include, without limitation, statements regarding the timing, effectiveness, and anticipated results of ANVS401 clinical trials. Forward-looking statements are based on Annovis Bio, Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including that clinical trials may be delayed; that the data reported herein is from a Phase 2a study and subsequent clinical trials must be conducted; and that any anticipated meeting with or presentation to the FDA may be delayed. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Annovis Bio, Inc. undertakes no duty to update such information except as required under applicable law.

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Investor and Media Contact:

Nic Johnson

Russo Partners, LLC

(303) 482-6405

nic.johnson@russopartnersllc.com